 EXHIBIT 5.1

Mark C. Lee

Tel 916.868.0630

Fax 916.448.1709

leema@gtlaw.com

September 28, 2021

Skye Bioscience, Inc. 11250 El Camino Real, Suite 100 San Diego, CA 92130

Re:	Common Stock, Series A Warrants, Pre-Funded Warrants and Placement Agent Warrants registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Skye Bioscience, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of (a) pursuant to the Securities Purchase Agreement dated September 27, 2021 (the “Purchase Agreement”) by and between the Company and the purchasers signatory thereto, an aggregate of (i) 58,111,112 shares of common stock of the Company (the “Shares”), (ii) pre-funded warrants to purchase up to 19,666,667 shares of common stock of the Company (the “Pre-Funded Warrants”), (iii) warrants to purchase up to 77,777,779 shares of common stock of the Company (the “Series A Warrants”, collective with the Pre-Funded Warrants, the “Purchaser Warrants”), and (b) pursuant to the engagement agreement, dated July 21, 2021 (the “Engagement Agreement”), between the Company and H.C. Wainwright & Co., LLC, warrants to purchase up to 5,444,445 shares of common stock of the Company to be issued to the placement agent thereunder or its designees (the “Placement Agent Warrants,” and together with the Purchaser Warrants, the “Warrants”), all of which securities are to be sold and issued by the Company in a registered direct offering (the “Offering”) pursuant to a prospectus supplement, dated September 27, 2021 (the “Prospectus Supplement”), and the accompanying base prospectus, dated August 9, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-258243), which was filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2021 and was declared effective by the Commission on August 9, 2021 (the “Registration Statement”). This opinion is furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the records of proceedings of the Board of Directors, or committees thereof, approving the Offering, the Purchase Agreement, the Engagement Agreement, the Registration Statement and the Prospectus. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Greenberg Traurig, LLP | Attorneys at Law 1201 K Street | Suite 1100 | Sacramento, California 95814 | T +1 916.442.1111 | F +1 916.448.1709
www.gtlaw.com

September 28, 2021

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the issuance and sale of the Shares and Warrants have been duly authorized by all necessary corporate action on the part of the Company, and if, as, and when issued by the Company in the manner described in the Prospectus Supplement, and, in the case of the shares of common stock of the Company issuable upon exercise of the Warrants, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and, (ii) the Warrants, when issued and sold in the manner described in the Prospectus Supplement, will constitute legally binding obligations of the Company in accordance with their terms.

This opinion letter is provided to the Company for its use solely in connection with the Offering and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated.

The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

The opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com